SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*
                                             ---

                              BRIO TECHNOLOGY INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   109704 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 14 Pages

                       Exhibit Index Contained on Page 12

-------------------------------------------------                           --------------------------------------------------
CUSIP NO. 109704 10 6                                        13G                                            Page 2 of 14 Pages
-------------------------------------------------                           --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]     (b)   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                                 -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       805,147  shares,  of which  652,099  shares are  directly  owned by
                SHARES                                     Integral Capital Partners III, L.P. ("ICP3") and 153,048 shares are
             BENEFICIALLY                                  directly owned by Integral Capital Partners International III, L.P.
            OWNED BY EACH                                  ("ICPI3").  ICM3 is the general  partner of ICP3 and the investment
              REPORTING                                    general partner of ICPI3.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER                            -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           805,147  shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              805,147 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                        [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              5.6%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                           --------------------------------------------------
CUSIP NO. 109704 10 6                                        13G                                            Page 3 of 14 Pages
-------------------------------------------------                           --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]     (b)   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP  OR PLACE  OF  ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                                 -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER                            -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                        [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                           --------------------------------------------------
CUSIP NO. 109704 10 6                                        13G                                            Page 4 of 14 Pages
-------------------------------------------------                           --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]     (b)   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                                 -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       652,099 shares are directly owned by ICP3.  Integral Capital
                SHARES                                     Management III, L.P. is the general partner of ICP3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER                            -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           652,099  shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              652,099 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                  [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              4.5%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                           --------------------------------------------------
CUSIP NO. 109704 10 6                                        13G                                            Page 5 of 14 Pages
-------------------------------------------------                           --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]     (b)   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4                CITIZENSHIP  OR  PLACE  OF   ORGANIZATION   Cayman  Islands
                     (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       153,048 shares are directly owned by ICPI3.  Integral Capital
                SHARES                                     Management III, L.P. is the investment general partner of ICPI3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           153,048  shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              153,048 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                  [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              1.1%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                           --------------------------------------------------
CUSIP NO. 109704 10 6                                        13G                                            Page 6 of 14 Pages
-------------------------------------------------                           --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]     (b)   X
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                                 -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER                            -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                  0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                  [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Brio Technology, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3430 West Bayshore Rd.
                  Palo Alto, CA  94303

ITEM 2(a), (b), (c).       NAME OF  PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3") and Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"). The principal business address of ICM3 and ICM4 is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). With respect to ICM3 and ICM4, this statement relates only to ICM3's and ICM4's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP3, ICPI3 and ICP4, and none of ICM3 or ICM4, directly or otherwise hold any Shares. Management of the business affairs of ICM3 and ICM4, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM3 and ICM 4, respectively such that no single general partner of ICM3 or ICM4 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  109704 10 6

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)  [ ]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.
     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
     (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i)  [ ]   A  church  plan  that is  excluded  from  the  definition  of an investment  company  under  Section  3(c)(14) of the  Investment
                Company Act;
     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        A.       Integral Capital Management III, L.P. ("ICM3")

                  (a)   Amount Beneficially Owned:  805,147
                  (b)   Percent of Class: 5.6%
                  (c)   Number of shares as to which such person has:
                        1. Sole power to vote or to direct vote:  -0-
                        2. Shared power to vote or to direct vote:  805,147
                        3. Sole power to  dispose or to  direct the disposition:
                           -0-
                        4. Shared power to dispose or to direct the disposition:
                           805,147

         B.       Integral Capital Management IV, LLC ("ICM4")

                  (a)   Amount Beneficially Owned:  -0-
                  (b)   Percent of Class: 0%
                  (c)   Number of shares as to which such person has:
                        1. Sole power to vote or to direct vote:  -0-
                        2. Shared power to vote or to direct vote: -0-
                        3. Sole  power to  dispose or to direct the disposition:
                           -0-
                        4. Shared power to dispose or to direct the disposition:
                           -0-

         C.       Integral Capital Partners III, L.P.

                  (a)   Amount Beneficially Owned:  652,099
                  (b)   Percent of Class:  4.5%
                  (c)   Number of shares as to which such person has:
                        1. Sole power to vote or to direct vote:  -0-
                        2. Shared power to vote or to direct vote: 652,099
                        3. Sole  power to  dispose or to direct the disposition:
                           -0-
                        4. Shared power to dispose or to direct the disposition:
                           652,099

         D.       Integral Capital Partners International III, L.P.

                  (a)   Amount Beneficially Owned:  153,048
                  (b)   Percent of Class: 1.1%
                  (c)   Number of shares as to which such person has:
                        1. Sole power to vote or to direct vote:  -0-
                        2. Shared power to vote or to direct vote: 153,048
                        3. Sole power  to dispose or  to direct the disposition:
                           -0-
                        4. Shared power to dispose or to direct the disposition:
                           153,048

         E.       Integral Capital Partners IV, L.P.

                  (a)   Amount Beneficially Owned:  -0-
                  (b)   Percent of Class: 0%
                  (c)   Number of shares as to which such person has:
                        1. Sole power to vote or to direct vote:  -0-
                        2. Shared power to vote or to direct vote: -0-
                        3. Sole  power to  dispose or to direct the disposition:
                           -0-
                        4. Shared power to dispose or to direct the disposition:
                           -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1999

                      INTEGRAL CAPITAL MANAGEMENT III, L.P.


                      By         /s/ Pamela K. Hagenah
                        -----------------------------------
                                Pamela K. Hagenah
                                a General Partner

                       INTEGRAL CAPITAL MANAGEMENT IV, LLC


                       By         /s/ Pamela K. Hagenah
                         ----------------------------------
                                Pamela K. Hagenah
                                a Manager


                       INTEGRAL CAPITAL PARTNERS III, L.P.

                       By Integral Capital Management III, L.P., its General Partner


                       By         /s/ Pamela K. Hagenah
                         ----------------------------------
                                Pamela K. Hagenah
                                a General Partner


                       INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                       III, L.P.

                       By Integral Capital Management III, L.P., its Investment General Partner


                       By         /s/ Pamela K. Hagenah
                         ----------------------------------
                                Pamela K. Hagenah
                                a General Partner


                       INTEGRAL CAPITAL PARTNERS IV, L.P.

                       By Integral Capital Management IV, LLC,
                       its General Partner


                       By         /s/ Pamela K. Hagenah
                         ----------------------------------
                                Pamela K. Hagenah
                                a Manager

                                  EXHIBIT INDEX


                                                                   Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:        Agreement of Joint Filing                              13

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated February 11, 1999 containing the information required by Schedule 13G, for the 805,147 Shares of capital stock of Brio Technology, Inc. held by Integral Capital Partners III, L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership and Integral Capital Partners IV, L.P., a Delaware limited partnership.

Date:  February 11, 1999
                                    INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                    By         /s/ Pamela K. Hagenah
                                      ------------------------------------------
                                            Pamela K. Hagenah
                                            a General Partner


                                    INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                    By         /s/ Pamela K. Hagenah
                                      ------------------------------------------
                                            Pamela K. Hagenah
                                            a Manager


                                    INTEGRAL CAPITAL PARTNERS III, L.P.

                                    By Integral Capital Management III, L.P., its General Partner


                                    By         /s/ Pamela K. Hagenah
                                      ------------------------------------------
                                           Pamela K. Hagenah
                                           a General Partner

                                    INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                    III, L.P.

                                    By Integral Capital Management III, L.P., its Investment General Partner


                                    By         /s/ Pamela K. Hagenah
                                      ------------------------------------------
                                           Pamela K. Hagenah
                                           a General Partner


                                    INTEGRAL CAPITAL PARTNERS IV, LLC

                                    By Integral Capital Management IV, LLC,
                                    its General Partner


                                    By         /s/ Pamela K. Hagenah
                                      ------------------------------------------
                                           Pamela K. Hagenah
                                           a Manager